Filed Pursuant to Rule 424(b)(2)
Registration No. 333-262012

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated January 10, 2022

Preliminary Prospectus Supplement

(To Prospectus dated January 5, 2022)

$

DICK’S Sporting Goods, Inc.

$             % Senior Notes due 2032

$             % Senior Notes due 2052

DICK’S Sporting Goods, Inc. (the “Company”) is offering $             aggregate principal amount of     % Senior Notes due 2032 (the “2032 Notes”) and $             aggregate principal amount of     % Senior Notes due 2052 (the “2052 Notes”). Unless otherwise specified or the context otherwise requires, the 2032 Notes and the 2052 Notes are referred to collectively as the “notes.”

The 2032 Notes will mature on             , 2032 and will bear interest at a fixed rate of    % per annum. The 2052 Notes will mature on             , 2052 and will bear interest at a fixed rate of     % per annum. Interest on the notes will be paid semi-annually in arrears on             and             of each year, beginning on             , 2022.

The Company may redeem either series of notes, at its option, in whole or in part, at any time and from time to time at the redemption prices that are discussed under the heading “Description of Notes—Optional Redemption.”

We expect to use the net proceeds from the offering of the notes for general corporate purposes, which may in the future include repurchases of our Existing Convertible Notes (as defined below) or common stock.

The notes will be the Company’s unsecured, unsubordinated obligations and will rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated debt and other obligations, including the New Revolving Credit Facility (as defined below) and the Existing Convertible Notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Price to Public(1)		Underwriting Discounts		Proceeds, Before Expenses, to the Company(1)
Per 2032 Note		%		%		%
Total	$		$		$
Per 2052 Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2022, if settlement occurs after that date.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system. The notes are new securities, and currently, there is no public market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., against payment in New York, New York on or about             , 2022, which will be the              business day following the date of this prospectus supplement (such settlement being referred to as T+    . Under Rule 15c6-1 under the Exchange Act (as defined below), trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such notes who wish to trade notes prior to the date of delivery should consult their advisors.

Joint Book-Running Managers

BofA Securities	Wells Fargo Securities

The date of this prospectus supplement is              , 2022.

BASE PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described in the section entitled “Where You Can Find More Information” in this prospectus supplement.

We have not, and the Trustee and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We, the Trustee and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the Trustee and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless otherwise specified herein, references to “DICK’S Sporting Goods,” “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus are to DICK’S Sporting Goods, Inc. and its consolidated subsidiaries, as the context requires. References to “the Company” in this prospectus supplement are only to DICK’S Sporting Goods, Inc. and are not to its consolidated subsidiaries.

S-ii

SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus or the documents incorporated by reference and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-8 of this prospectus supplement for more information about important risks that you should consider before buying the notes to be issued in connection with this offering.

DICK’S Sporting Goods, Inc.

We are a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of October 30, 2021, we operated 734 DICK’S Sporting Goods locations across the United States, serving and inspiring our customers, whom we refer to as athletes, to achieve their personal best through interactions with our dedicated employees, whom we refer to as our teammates, in-store experiences and unique specialty shop-in-shops. We also own and operate Golf Galaxy, Field & Stream and Public Lands specialty stores, as well as GameChanger, a youth sports mobile app for video streaming, scorekeeping, scheduling and communications. In addition, we offer our products through an eCommerce platform that is integrated with our store network, providing our athletes with expertise as well as the convenience of a 24-hour storefront.

We were founded and incorporated in 1948 in New York under the name DICK’S Clothing and Sporting Goods, Inc. when Richard “Dick” Stack, the father of Edward W. Stack, our Executive Chairman, opened his original bait and tackle store in Binghamton, New York. Edward W. Stack joined his father’s business full-time in 1977 and in 1984 became President and Chief Executive Officer of the then two-store chain.

In November 1997, we reincorporated as a Delaware corporation, and in April 1999 we changed our name to DICK’S Sporting Goods, Inc. Mr. Stack transitioned from the role of Chief Executive Officer to Executive Chairman effective February 1, 2021, at which time Lauren Hobart became our Chief Executive Officer, in addition to continuing to serve as our President.

Our executive office is located at 345 Court Street, Coraopolis, Pennsylvania 15108 and our phone number is (724) 273-3400.    Our website is located at dicks.com. The website address is provided as an inactive textual reference only. The information provided on, or accessible through, our Internet website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Recent Developments

For a description of the New Credit Agreement (as defined herein) that we expect to enter into substantially concurrently with the consummation of this offering, as well as the indebtedness to be repaid in connection with the consummation of this offering, see “Description of Certain Other Indebtedness.”

Summary Historical Financial and Other Data

The following table sets forth certain of our summary historical financial and operating data. We derived our summary historical financial data from our audited consolidated financial statements for each of the years ended January 30, 2021 and February 1, 2020 and our unaudited consolidated financial statements for the thirty-nine weeks ended October 30, 2021 and October 31, 2020. The information below should be read in conjunction with “Use of Proceeds,” “Capitalization,” and the information incorporated by reference into this prospectus supplement, including our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our audited financial statements and related notes and our unaudited condensed consolidated financial statements and related notes. For more information, see the description under the heading “Where You Can Find More Information.”

	Thirty-Nine Weeks Ended				Fiscal Year Ended
(Dollars in thousands)	October 30, 2021		October 31, 2020		January 30, 2021		February 1, 2020
STATEMENTS OF INCOME DATA:
Net sales	$8,941,208		$6,458,712		$9,584,019		$8,750,743
Cost of goods sold, including occupancy and distribution costs	5,488,928		4,460,336		6,533,312		6,196,185

GROSS PROFIT	3,452,280		1,998,376		3,050,707		2,554,558
Selling, general and administrative expenses	1,880,505		1,537,371		2,298,534		2,173,677
Pre-opening expenses	12,545		9,728		10,696		5,268

INCOME FROM OPERATIONS	1,559,230		451,277		741,477		375,613
Gain on sale of subsidiaries	—		—		—		(33,779)
Interest expense	40,971		35,496		48,812		17,012
Other (income) expense	(15,893)		(4,731)		(19,070)		(15,324)

INCOME BEFORE INCOME TAXES	1,534,152		420,512		711,735		407,704
Provision for income taxes	360,374		109,875		181,484		110,242

NET INCOME	$1,173,778		$310,637		$530,251		$297,462

NON-GAAP FINANCIAL MEASURES:(1)
Non-GAAP net income	$1,190,571	(2)	$321,252	(3)	$546,221	(4)	$329,081 (5)

(1)

In addition to reporting the Company’s financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management believes that excluding non-cash debt discount amortization from its Existing Convertible Notes and including the share impact from the convertible note hedge is useful to investors because it provides a more complete view of the economics of the transaction. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as alternatives or substitutes for, the Company’s financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Reconciliations for each of the metrics presented are set forth below.

(2)	Non-GAAP Net Income Reconciliation (in thousands):

	39 Weeks Ended October 30, 2021
	Income from operations	Interest expense	Income before income taxes	Net income(b)
GAAP Basis	$1,559,230	$40,971	$1,534,152	$1,173,778
% of Net Sales	17.44%	0.46%	17.16%	13.13%
Existing Convertible Notes(a)	—	(22,693)	22,693	16,793

Non-GAAP Basis	$1,559,230	$18,278	$1,556,845	$1,190,571

% of Net Sales	17.44%	0.20%	17.41%	13.32%

(a)

Amortization of the non-cash debt discount on the Existing Convertible Notes and diluted shares that are designed to be offset at settlement by shares delivered from the convertible note hedge purchased by the Company.

(b)	The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximates the Company’s blended tax rate.

(3)	Non-GAAP Net Income Reconciliation (in thousands):

	39 Weeks Ended October 31, 2020
	Income from operations	Interest expense	Income before income taxes	Net income(b)
GAAP Basis	$451,277	$35,496	$420,512	$310,637
% of Net Sales	6.99%	0.55%	6.51%	4.81%
Existing Convertible Notes(a)	—	(14,345)	14,345	10,615

Non-GAAP Basis	$451,277	$21,151	$434,857	$321,252

% of Net Sales	6.99%	0.33%	6.73%	4.97%

(a)

Amortization of the non-cash debt discount on the Existing Convertible Notes and diluted shares that are designed to be offset at settlement by shares delivered from the convertible note hedge purchased by the Company. This amount includes $1.1 million of amortization recognized in the fiscal quarter ended May 2, 2020.

(b)	The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company’s blended tax rate.

(4)	Non-GAAP Net Income Reconciliation (in thousands):

	Fiscal Year Ended January 30, 2021
	Income from operations	Interest expense	Income before income taxes	Net income(b)
GAAP Basis	$741,477	$48,812	$711,735	$530,251
% of Net Sales	7.74%	0.51%	7.43%	5.53%
Existing Convertible Notes(a)	—	(21,581)	21,581	15,970

Non-GAAP Basis	$741,477	$27,231	$733,316	$546,221

% of Net Sales	7.74%	0.28%	7.65%	5.70%

(a)

Amortization of the non-cash debt discount on the Existing Convertible Notes and diluted shares that are designed to be offset at settlement by shares delivered from the convertible note hedge purchased by the Company. This amount includes $1.1 million of amortization recognized in the fiscal quarter ended May 2, 2020.

(b)	The provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company’s blended tax rate.

(5)	Non-GAAP Net Income Reconciliation (in thousands):

	Fiscal Year Ended February 1, 2020
	Gross profit	Selling, general and administrative expenses	Income from operations	Gain on sale of subsidiaries	Income before income taxes	Net income(e)
GAAP Basis	$2,554,558	$2,173,677	$375,613	$(33,779)	$407,704	$297,462
% of Net Sales	29.19%	24.84%	4.29%	(0.39)%	4.66%	3.40%
Hunt restructuring charges(a)	13,135	(44,588)	57,723	—	57,723	50,072
Gain on sale of subsidiaries(b)	—	—	—	33,779	(33,779)	(24,996)
Other asset impairments(c)	—	(15,253)	15,253	—	15,253	11,287
Litigation contingency settlement(d)	—	6,411	(6,411)	—	(6,411)	(4,744)

Non-GAAP Basis	$2,567,693	$2,120,247	$442,178	$—	$440,490	$329,081

% of Net Sales	29.34%	24.23%	5.05%	—%	5.03%	3.76%

(a)

Hunt restructuring charges of $57.7 million included $35.7 million of non-cash impairments of a trademark and store assets, a $13.1 million write-down of inventory and an $8.9 million charge related to our exit from eight Field & Stream stores in the third quarter, which were subleased to Sportsman’s Warehouse.

(b)	Gain on sale of Blue Sombrero and Affinity Sports subsidiaries.
(c)	Non-cash impairment charges to reduce the carrying value of a corporate aircraft to its fair market value, which was subsequently sold.
(d)	Favorable settlement of a previously accrued litigation contingency.
(e)

Except for the impairment of the trademark, the provision for income taxes for non-GAAP adjustments was calculated at 26%, which approximated the Company’s blended tax rate. The trademark impairment charge of $28.3 million was not deductible for tax purposes.

The Offering

The summary below describes some of the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. As used in this section, the terms the “Company,” “we,” “us” or “our” refer only to DICK’S Sporting Goods, Inc. and not to any subsidiaries of DICK’S Sporting Goods, Inc. For a more complete description of the terms of the notes, see the section entitled “Description of Notes.”

Issuer	DICK’S Sporting Goods, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due 2032. $ aggregate principal amount of % Senior Notes due 2052.

Maturity Dates	, 2032 for the 2032 Notes. , 2052 for the 2052 Notes.

Interest Rate	% per year for the 2032 Notes. % per year for the 2052 Notes.

Interest Payment Dates	Semi-annually in arrears on and of each year, beginning on , 2022.

Ranking

The notes will be the Company’s unsecured, unsubordinated obligations and will:

•  rank senior in right of payment to all of the Company’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•  rank equally in right of payment to all of the Company’s existing and future unsecured and unsubordinated debt and other obligations, including the New Revolving Credit Facility and the Existing Convertible Notes;

•  be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the assets securing such debt; and

•  be structurally subordinated to all existing and future debt and other obligations of the Company’s subsidiaries.

Use of Proceeds	We expect to use the net proceeds from the offering of the notes for general corporate purposes, which may in the future include repurchases of our Existing Convertible Notes or common stock. See “Summary—Recent Developments” and “Use of Proceeds.”

Optional Redemption

Prior to the Applicable Par Call Date (as defined below), the Company may redeem either series of notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date:

1.  the sum of the present values of the Remaining Scheduled Payments (as defined below in “Description of Notes—Certain Definitions”), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below in “Description of Notes—Optional Redemption”) plus                  basis points, in the case of the 2032 Notes and                  basis points, in the case of the 2052 Notes; and

2.  100% of the principal amount of the notes to be redeemed.

On or after the Applicable Par Call Date, the Company may redeem either series of notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

“Applicable Par Call Date” means, with respect to the 2032 Notes,              , 20     (the date that is 3 months before the maturity date of the 2032 Notes) and, with respect to the 2052 Notes,             , 20     (the date that is 6 months before the maturity date of the 2052 Notes). See “Description of Notes—Optional Redemption.”

Change of Control	If a Change of Control Triggering Event (as defined below in “Description of Notes—Certain Definitions”) occurs with respect to the notes of either series (subject to certain important exceptions), the Company will be required to make an offer to each holder of the applicable notes of such series to repurchase all or any part in an integral multiple of $1,000 of their notes (provided that no note will be purchased in part if the remaining principal amount of such note would be less than $2,000), at a purchase price in cash equal to 101% of the aggregate principal amount of the notes subject to such offer plus any accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase.

Certain Covenants	The indenture will contain certain covenants that will, among other things, restrict the Company’s and certain of its subsidiaries’ ability to incur certain indebtedness secured by liens on certain assets and the ability of the Company to consolidate or merge with or into another person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to another person. These covenants are subject to a number of important exceptions and qualifications. For further information, see “Description of Notes” and “Risk Factors.”

No Limitation on Incurrence of New Debt	Except as described under “Description of Notes,” the indenture will not limit the amount of indebtedness the Company or its subsidiaries may issue or incur under the indenture or otherwise.

No Public Market	The notes of each series are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice to, or the consent of, holders of the notes. An active trading market for the notes may not develop or continue, which would adversely affect the market price and liquidity for the notes.

Risk Factors	An investment in the notes involves various risks, and prospective investors should carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus supplement, as well as the other risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making a decision to invest in the notes. See “Where You Can Find More Information.”

Trustee	U.S. Bank National Association.

Governing Law	State of New York.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included below and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q under the caption “Item 1A. Risk Factors” and the other information contained in this prospectus supplement or accompanying prospectus or incorporated by reference herein, as updated by our subsequent filings under the Securities Exchange Act of 1934 (the “Exchange Act”). See “Where You Can Find More Information.”

Risks Relating to the Notes and the Offering

The negative covenants in the indenture that governs the notes may have a limited effect.

The indenture under which the notes will be issued will not limit the amount of indebtedness that the Company and its subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for the Company to satisfy its obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Furthermore, the indenture for the notes will not, among other things:

•	limit our ability to engage in sale/leaseback transactions;

•	require us to maintain any specified financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity;

•	restrict our ability to repurchase or prepay any of our other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends to or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the limitation on liens covenant with respect to stock of subsidiaries contains exceptions that will allow the Company to grant liens under certain circumstances without equally and ratably securing the notes.

The terms of the indenture and the notes will provide only limited protection against significant corporate events that could adversely impact your investment in the notes. While the indenture and the notes will contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms will be limited and may not be sufficient to protect your investment in the notes. A variety of transactions (such as certain mergers, acquisitions of us by a public company, acquisitions of other companies by us or recapitalizations) that could affect the value of your notes may not trigger a “Change of Control Triggering Event” (as defined in “Description of Notes—Change of Control”). If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, the Company would not be required to offer to repurchase your notes prior to their maturity.

The notes will be unsecured, unsubordinated obligations of the Company.

The notes will be the Company’s unsecured, unsubordinated obligations and will (i) rank senior in right of payment to all of the Company’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes, (ii) rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated debt and other obligations, including the New Revolving Credit Facility and the Existing Convertible Notes, (iii) be effectively subordinated to all of the Company’s existing and future secured debt to the extent of the value of the assets securing such debt and (iv) be structurally subordinated to all of the existing and future debt and other obligations of the Company’s subsidiaries.

The indenture will restrict the ability of the Company and certain of its subsidiaries to incur debt secured by voting stock of certain subsidiaries; however, this covenant will be subject to a number of important exceptions and qualifications. If the Company incurs any secured debt or other secured obligations, the assets securing such debt and obligations will be subject to prior claims by secured creditors. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, any assets of the Company that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in the remaining assets of the Company ratably with all of the Company’s unsecured, unsubordinated creditors, including trade creditors.

As of October 30, 2021, pro forma for the notes offered hereby and the entry into the New Credit Agreement (but excluding any borrowings under the New Revolving Credit Facility), the Company would have had $                billion of unsecured, unsubordinated indebtedness outstanding and no secured indebtedness outstanding.

In addition, if the Company incurs any additional debt that ranks equally in right of payment with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company. This may have the effect of reducing the amount of proceeds paid to you.

The notes are the unsecured obligations of the Company and not the obligations of its subsidiaries and will be structurally subordinated to the obligations of the Company’s subsidiaries.

The notes are neither obligations of, nor guaranteed by, the Company’s subsidiaries, and therefore the notes will be structurally subordinated to all of the existing and future debt and other obligations of the Company’s subsidiaries. The indenture will not restrict our subsidiaries’ ability to incur indebtedness or other obligations. The Company’s subsidiaries are under no obligation to provide the Company with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation, or similar proceeding of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

The liens covenant in the indenture will include many important exceptions.

Exceptions to the limitation on liens covenant would allow the Company and its subsidiaries to borrow substantial additional amounts, and to grant liens or security interests in connection with those borrowings on all of their assets other than the voting stock of certain subsidiaries.

We will have substantial debt obligations that could restrict our operations and prevent the Company from fulfilling its obligations under the notes.

As of October 30, 2021, pro forma for the notes offered hereby and the entry into the New Credit Agreement (but excluding any borrowings under the New Revolving Credit Facility), the Company would have had $                billion of unsecured, unsubordinated indebtedness outstanding and no secured indebtedness outstanding. See “Capitalization.”

We may also incur additional indebtedness in the future. Our substantial indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our financial obligations, including the Company’s obligations with respect to the notes;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions, and placing us at a disadvantage compared to our competitors that are less leveraged;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to borrow additional funds for working capital, capital expenditures, acquisitions and general corporate or other purposes; and

•	exposing us to greater interest rate risk to the extent that the interest rate on the applicable borrowings is variable.

Our debt service obligations will require us to use a portion of our operating cash flow to pay interest and principal on indebtedness instead of for other corporate purposes, including funding the future expansion of our business and ongoing capital expenditures, which could impede our growth. If our operating cash flow and capital resources are insufficient to service our debt obligations, including the notes, we may be forced to sell assets, seek additional equity or debt financing or restructure our debt, which could harm our long-term business prospects. Our failure to comply with the terms of any existing or future indebtedness could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the notes.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restriction in the agreements governing our indebtedness, including the indenture; and

•	the condition of the financial markets and the industry in which we operate.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms or at all. Without this financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the notes.

The Company may not have sufficient funds to purchase the notes upon a Change of Control Triggering Event.

Holders of the notes of either series may require us to purchase their notes upon a Change of Control Triggering Event as described under “Description of Notes—Change of Control.” We cannot assure you that the Company will have sufficient financial resources, or will be able to arrange sufficient financing on satisfactory terms or at all, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then-existing debt. Further, the Company’s ability to purchase the notes may be limited by law. The Company’s failure to purchase the notes as required under the indenture would result in an event of default under the indenture, which could have material adverse consequences for us and the holders of the notes. In order to avoid the obligations to purchase the notes, the Existing Convertible Notes and events of default and potential breaches of the New Credit Agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us. See “Description of Notes—Change of Control.”

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture, constitute a “change of control” that could require us to purchase the notes of either series upon a Change of Control Triggering Event, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes.

The market prices of the notes may be volatile.

The market prices of the notes will depend on many factors that may vary over time, some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the markets for the notes; and

•	general economic conditions.

In particular, all else equal, rising prevailing interest rates should be expected to result in a decrease in the market price of the notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The Company’s credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There can be no assurance that credit ratings will remain in effect or that a rating will not be lowered, suspended or withdrawn by the rating agency if, in the rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in the Company’s credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Any decline in the Company’s corporate credit ratings or the rating of the notes could adversely affect the value of the notes.

Any decline in the ratings of the Company’s corporate credit or the notes or any indications from the rating agencies that their ratings on our corporate credit or the notes are under surveillance or review with possible negative implications could adversely affect the value of the notes. Any future ratings downgrade or an indication from the rating agencies that the Company’s ratings are under surveillance or review could adversely affect our ability to access capital and the value of the notes.

There may be no active trading market for the notes, and, if one develops, it may not be liquid.

The notes of each series will constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. Trading markets for the notes may not develop, or if markets for the notes were to develop, the notes may trade at a discount from their original offering prices, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders to sell their notes or the prices at which the holders would be able to sell their notes.

Redemption may adversely affect your return on the notes.

The Company has the right to redeem either series of notes on the terms set forth in this prospectus supplement. The Company may redeem such notes of a series at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes of such series being redeemed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. These statements can be identified as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe,” “anticipate,” “expect,” “estimate,” “predict,” “intend,” “plan,” “project,” “goal,” “will,” “will be,” “will continue,” “will result,” “could,” “may,” “might” or any variations of such words or other words with similar meanings. Forward-looking statements address, among other things, the impact to consumer demand and our supply chain due to the pandemic caused by the coronavirus and its variants (“COVID-19”), including inflationary impacts, changes to consumer demand and store traffic and supply chain disruptions; investments to enhance the athlete experience, to improve our eCommerce fulfillment capabilities, and to implement technology solutions supporting the athlete experience and our teammates’ productivity; the continued improvements to the functionality and performance of our own eCommerce platform; plans to invest in our vertical brands with improved space in-store, increased marketing, and expansion into additional product categories; anticipated COVID-19 safety costs for the year; plans to leverage our real estate portfolio to capitalize on future opportunities in the near and intermediate term as our existing leases come up for renewal; the impact of the issuance of the notes, entering into the bond hedge and warrant transactions, and our intention to repay the principal outstanding amounts of the Existing Convertible Notes using excess cash, free cash flow and borrowings on our credit facility; projections of our future profitability; projected capital expenditures; anticipated store openings, relocations, and closings; plans to return capital to stockholders through dividends and share repurchases; and our future results of operations and financial condition.

The following factors, among others, in some cases have affected, and in the future, could affect our financial performance and actual results, and could cause actual results for fiscal 2021 and beyond to differ materially from those expressed or implied in any forward-looking statements included in the prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein or otherwise made by our management:

•

The impact of the duration and scope of the COVID-19 pandemic on our business, operations and financial results, including the potential impact due to disruptions in our or our vendors’ supply chains and due to restrictions imposed by federal, state, and local governments in response to increases in the number of COVID-19 cases in areas in which we operate;

•

The impact an economic downturn, inflationary pressures, and supply chain constraints resulting from the COVID-19 pandemic might have on our business and consumer demand for our products, and the effectiveness of stimulus payments and other measures to mitigate the impact of the COVID-19 pandemic might have on business and consumer spending;

•

The dependence of our business on consumer discretionary spending, the impact of a decrease in discretionary spending due to inflation or otherwise on our business, and our ability to predict or effectively react to changes in consumer demand or shopping patterns, including the short-term and long-term impact due to the COVID-19 pandemic;

•	Intense competition in the sporting goods industry and in retail, including competition for talent and the level of competitive promotional activity;

•

Increasing product costs, which could be caused by numerous reasons including foreign trade issues, currency exchange rate fluctuations, increasing prices for materials due to inflation or other reasons, supply chain delays and constraints, or foreign political instability;

•	Store closures due to the COVID-19 pandemic or civil disturbances;

•	Lawsuits or other claims arising from our response to the COVID-19 pandemic;

•	Disruptions to our eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions; deficiencies in design or implementation; or platform enhancements;

•	Vendors continuing to sell or increasingly selling their products directly to customers or through broadened or alternative distribution channels;

•	Negative reactions from our customers or vendors regarding changes to our policies or advocacy efforts related to the sale of firearms and accessories;

•

That our strategic plans and initiatives may initially result in a negative impact on our financial results, or that such plans and initiatives may not achieve the desired results within the anticipated time frame or at all;

•	The potential impact of an increase to corporate tax rates;

•

Lack of available retail store sites on terms acceptable to us, our ability to leverage the flexibility within our existing real estate portfolio to capitalize on future real estate opportunities over the near and intermediate term as our leases come up for renewal, and other costs and risks relating to a brick and mortar retail store model;

•	Unauthorized disclosure of sensitive or confidential customer information;

•	Risks associated with our vertical brand offerings, including product liability and product recalls, specialty concept stores, and GameChanger;

•	Disruptions or other problems with our information systems;

•	Risks and costs relating to changing laws and regulations affecting our business, including consumer products, firearms and ammunition, tax, foreign trade, labor, data protection and privacy;

•	Litigation risks for which we may not have sufficient insurance or other coverage;

•	Our ability to secure and protect our trademarks and other intellectual property and defend claims of intellectual property infringement;

•	Our ability to protect the reputation of our Company and our brands;

•	Our ability to attract, train, engage and retain qualified leaders and associates due to current labor challenges or otherwise or the loss of Edward Stack or Lauren Hobart as executive officers;

•	Wage increases, which could adversely affect our financial results;

•	Disruption at our supply chain facilities or customer support center;

•	Disruption or cancellation of organized youth and adult sports programs as a result of the COVID-19 pandemic;

•

Poor performance of professional sports teams, professional team lockouts or strikes, retirement, serious injury or scandal involving key athletes, and disruptions to or cancellations of sports leagues and major sporting events due to the COVID-19 pandemic or otherwise;

•	Weather-related disruptions and the seasonality of our business, as well as the current geographic concentration of DICK’S Sporting Goods stores;

•	Our pursuit of strategic investments or acquisitions, including the timing and costs of such investments and acquisitions;

•	We are controlled by our Executive Chairman and his relatives, whose interests may differ from those of our other stockholders;

•	Risks related to our indebtedness, including our Existing Convertible Notes and the related bond hedge and warrant transactions;

•	Our current anti-takeover provisions, which could prevent or delay a change in control of the Company; and

•	The issuance of special or quarterly cash dividends and our repurchase activity, if any, pursuant to our share repurchase programs.

Additional risk factors are described in more detail in the risk factors set forth in the Company’s filings with the SEC, including the most recent Annual Report filed with the SEC for the year ended January 30, 2021, filed on March 24, 2021, our Quarterly Report filed with the SEC for the quarterly period ended October 30, 2021, filed on November 23, 2021, and in this prospectus supplement in the section entitled “Risk Factors.” In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of risk factors, may cause results to differ materially from those contained in any forward-looking statement. The forward-looking statements included in this prospectus supplement are made as of the date hereof. We do not assume any obligation and do not intend to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as may be required by securities laws.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $             , after deducting underwriting discounts and estimated offering expenses payable by us. We expect to use the net proceeds from the offering of the notes for general corporate purposes, which may in the future include repurchases of our Existing Convertible Notes or common stock.

CAPITALIZATION

The following table sets forth, as of October 30, 2021, our consolidated cash and cash equivalents and capitalization (i) on an actual basis and (ii) as adjusted to give effect only to the issuance of the notes offered hereby, assuming the proceeds are held in cash and cash equivalents. You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of October 30, 2021
	Actual	As Adjusted
(in thousands)	(unaudited)	(unaudited)
Cash and cash equivalents	$1,372,892	$

Long-term liabilities:
Revolving credit borrowings	$—	$
Existing Convertible Notes(1)(2)	441,186		441,186
2032 Notes offered hereby(1)	—
2052 Notes offered hereby(1)	—
Long-term operating lease liabilities	2,135,515		2,135,515
Other long-term liabilities(3)	223,459		223,459
Total long-term liabilities	$2,800,160	$

Stockholders’ equity:
Total stockholders’ equity	2,530,817		2,530,817

Total capitalization(4)	$5,330,977	$

(1)	Amounts of indebtedness reflected in this table reflect the aggregate principal amount thereof less unamortized debt issuance costs and debt discount.

(2)	In April 2020 we issued the Existing Convertible Notes, which have an aggregate principal amount of $575.0 million.

(3)

We have non-qualified deferred compensation plans for highly compensated employees whose contributions are limited under qualified defined contribution plans. Amounts contributed and deferred under the deferred compensation plans are credited or charged with the performance of investment options offered under the plans and elected by the participants. In the event of bankruptcy, the assets of these plans are available to satisfy the claims of general creditors. We measure our deferred compensation plan assets held in trust at fair value on a recurring basis using ASC 820 Level 1 inputs. Such assets consist of investments in various mutual funds made by eligible individuals as part of the deferred compensation plans. As of October 30, 2021, the fair value of the deferred compensation plans was $150.7 million as determined by quoted prices in active markets.

(4)	Defined as total long-term liabilities plus total stockholders’ equity (excluding current liabilities).

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The foregoing summaries of the New Credit Agreement, Existing Credit Agreement and Existing Convertible Notes do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements governing such indebtedness.

As of October 30, 2021, pro forma for the notes offered hereby and the entry into the New Credit Agreement (but excluding any borrowings under the New Revolving Credit Facility), the Company would have had $                billion of unsecured, unsubordinated indebtedness outstanding and no secured indebtedness outstanding.

Indebtedness expected to be outstanding after the offering

New Credit Agreement

We summarize below what we expect will be the principal terms of the New Credit Agreement. As the final terms of the New Credit Agreement have not yet been agreed upon, the final terms may differ from those set forth herein and any such differences may be significant. This summary is not a complete description of all of the terms of the New Credit Agreement. This offering is not conditioned on the entry into the New Credit Agreement, nor is the New Credit Agreement conditioned on the completion of this offering.

Concurrently with the closing of this offering of notes, the Company expects to enter into a new credit agreement (the “New Credit Agreement”), as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, which is expected to provide for a $1.6 billion senior unsecured revolving credit facility (the “New Revolving Credit Facility”), of which up to $75 million is expected to be available for letters of credit, which is expected to mature in January 2027.

We expect that the Company will be the borrower of the New Revolving Credit Facility and that the New Revolving Credit Facility will not be guaranteed by any of our subsidiaries. We expect that borrowings under the New Revolving Credit Facility will bear interest at a rate equal to an applicable interest rate margin plus, at our option, either (a) an adjusted secured overnight financing rate or (b) a base rate. We expect to pay certain undrawn commitment fees in connection with the New Revolving Credit Facility and customary letter of credit fees. We expect that the applicable interest rate margins and the undrawn commitment fees will be subject to adjustment from time to time based on our public debt rating. We expect that the initial interest rate applicable to borrowings under the revolving credit facility will be the adjusted secured overnight financing rate plus 1.125%.

We expect that the New Revolving Credit Facility will contain provisions that allow voluntarily repayment of outstanding loans thereunder at any time without premium or penalty, other than customary “breakage” costs with respect to secured overnight financing rate loans. The New Revolving Credit Facility is expected to contain a number of affirmative and negative covenants that, among other things, and subject to certain significant baskets and exceptions, will restrict the ability of the Company and certain of its subsidiaries to incur debt for borrowed money secured by liens and restrict the Company’s ability to merge or consolidate. We also expect that the New Revolving Credit Facility will contain a maximum lease adjusted leverage ratio covenant.

The New Credit Agreement is also expected to contain customary events of default that include, among other things, certain payment defaults, covenant defaults, cross-defaults to other indebtedness, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults.

Existing Convertible Notes

On April 17, 2020, the Company issued its 3.25% Convertible Senior Notes due 2025 (the “Existing Convertible Notes”) in an aggregate principal amount of $500.0 million and granted the initial purchasers of the Existing Convertible Notes (the “Initial Purchasers”) a 13-day option to purchase up to an additional $75 million aggregate principal amount of the Notes (the “Option”). On April 20, 2020, the Initial Purchasers exercised the Option in full, and on April 22, 2020, the Company closed the issuance and sale of an additional $75 million aggregate principal amount of the Existing Convertible Notes. The Existing Convertible Notes were issued pursuant to, and are governed by, an indenture (the “Convertible Notes Indenture”), dated as of April 17, 2020, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Existing Convertible Notes accrue interest at a rate of 3.25% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2020 and mature on April 15, 2025, unless earlier repurchased, redeemed or converted.

Prior to the close of business on the business day immediately preceding December 2, 2024, noteholders may convert their Existing Convertible Notes at their option only in the following circumstances: (i) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020, if the last reported sale price per share of the Company’s common stock for each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, exceeds 130% of the conversion price then in effect on each applicable trading day, as determined by the Company in good faith, (ii) during the five consecutive business days immediately after any five consecutive trading day period (such five consecutive trading day period, the “Measurement Period”) if the trading price per $1,000 principal amount of Existing Convertible Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price per share of the Company’s common stock on such trading day and the conversion rate on such trading day, subject to compliance with certain procedures and conditions, as set forth in the Convertible Notes Indenture, (iii) upon the occurrence of certain corporate events or distributions on the Company’s common stock, as set forth in the Convertible Notes Indenture and (iv) if the Company calls all or any Existing Convertible Notes for redemption.

Noteholders may convert their Existing Convertible Notes at their option at any time from, and including, December 2, 2024 until the close of business on the second scheduled trading day immediately before the maturity date, regardless of the conditions in the foregoing paragraph. The Company will settle conversions by paying or delivering, as applicable, at the Company’s election, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock. If the Company elects to deliver cash or a combination of cash and shares of the Company’s common stock, then the consideration due upon conversion will be determined over an observation period consisting of 40 “VWAP Trading Days” (as defined in the Convertible Notes Indenture).

As of December 10, 2021, the conversion price for the Existing Convertible Notes was $32.78 per share of the Company’s common stock.

The Existing Convertible Notes are redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after April 17, 2023 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Existing Convertible Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any Existing Convertible Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Existing Convertible Note, in which case the conversion rate applicable to the conversion of that Existing Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption.

The Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture contains customary terms and covenants and events of default.

Indebtedness expected to be repaid after the offering

Existing Credit Agreement

On August 12, 2015, the Company entered into its Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified prior to the date of this prospectus supplement, the “Existing Credit Agreement”), with the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, and the other lenders party thereto. The Existing Credit Agreement provides for a $1.855 billion senior secured revolving credit facility (the “Existing Revolving Credit Facility”), which matures on June 28, 2024.

The Existing Credit Agreement is secured by a first priority security interest in certain property and assets, including receivables, inventory, deposit accounts, securities accounts and other personal property of the Company and is guaranteed by the Company’s domestic subsidiaries.

The annual interest rates applicable to loans under the Existing Credit Agreement are, at the Company’s option, equal to a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin percentage. The applicable margin percentages ranges from 0.375% to 0.125% for base rate loans and from 1.375% to 1.125% for LIBOR rate loans.

The Existing Credit Agreement contains customary affirmative and negative covenants, including limitations with respect to liens, investments, indebtedness, dividends, fundamental changes, dispositions of assets and transactions with affiliates. The Existing Credit Agreement contains a covenant that requires the Company to maintain a minimum adjusted availability of 7.5% of its borrowing base.

We expect to prepay all of the Company’s and its subsidiaries’ obligations under the Existing Revolving Credit Facility and terminate such facility in full concurrently with our entry into the New Revolving Credit Facility.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions described under the caption “Description of Debt Securities” in the accompanying prospectus. In this part of this prospectus supplement, all references to “DICK’S Sporting Goods,” “the Company,” “we,” “us,” “our” or similar references refer to DICK’S Sporting Goods, Inc. and not to any of its subsidiaries.

General

DICK’S Sporting Goods will issue $    aggregate principal amount of    % Senior Notes due 2032 (the “2032 Notes”) and $     aggregate principal amount of     % Senior Notes due 2052 (the “2052 Notes”) under an Indenture (the “base indenture”), between DICK’S Sporting Goods and U.S. Bank National Association, as trustee (the “Trustee”), dated as of the issuance date of the notes, as supplemented by a supplemental indenture to be entered into between DICK’S Sporting Goods and the Trustee (together with the base indenture, the “indenture”). The base indenture has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part. Unless otherwise specified or the context otherwise requires, the 2032 Notes and the 2052 Notes are referred to collectively as the “notes.”

The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the TIA.

The following is a summary of the material terms and provisions of the notes and the indenture. However, this summary does not purport to be a complete description of the notes or the indenture and is subject to the detailed provisions of, and qualified in its entirety by reference to, the indenture. We urge you to read the indenture carefully because it, and not the following description, will govern your rights as a holder of the notes.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes initially will be represented by one or more global certificates deposited with The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. The registered holder of a note will be treated as the owner of such note for all purposes of the indenture. We expect that payments of principal, premium, if any, and interest to owners of beneficial interests in global notes will be made in accordance with the procedures of DTC and its participants in effect from time to time. DTC will act as the depositary for the global notes. See “Book-Entry; Delivery and Form.”

The indenture will not limit the amount of indebtedness that we or our subsidiaries may incur. The indenture will provide only limited protection against significant corporate events that could adversely affect your investment in the notes. The notes will not be entitled to the benefit of any sinking fund provisions.

Maturity, Interest, Form and Denomination

The 2032 Notes are being issued in an original aggregate principal amount of $                . The 2032 Notes will mature on                 , 2032 and will bear interest at the rate of     % per annum. We will pay interest on the 2032 Notes semi-annually, in arrears, on                  and                  of each year beginning on                 , 2022, to holders of record of the notes on the preceding                  and                 , respectively.

The 2052 Notes are being issued in an original aggregate principal amount of $               . The 2052 Notes will mature on                 , 2052 and will bear interest at the rate of     % per annum. We will pay interest on the 2052 Notes semi-annually, in arrears, on                  and                  of each year beginning on                 , 2022, to holders of record of the notes on the preceding                  and                 , respectively.

If an interest payment date with respect to the 2032 Notes or the 2052 Notes falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date and no interest shall accrue in respect of the delay. Interest on the 2032 Notes and the 2052 Notes will accrue from January                , 2022, and will be calculated on the basis of a 360-day year of twelve 30-day months.

Further Issuances of the Notes

We may, from time to time, without the consent of the existing holders of the notes, issue additional notes of either series under the indenture having the same terms as the notes of such series offered hereby in all respects, except for the issue date, the issue price, the initial interest payment date, and the initial date of interest accrual. Any such additional notes (the “Additional Notes”) will be consolidated with and form a single series with the notes of such series offered hereby for all purposes of the indenture. If the Additional Notes are not fungible with the notes of such series offered hereby for U.S. federal income tax purposes, the Additional Notes will have a different CUSIP number.

Ranking

The notes will be our unsecured, unsubordinated obligations and will:

•	rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•

rank equally in right of payment to all of our existing and future unsecured and unsubordinated debt and other obligations, including the New Revolving Credit Facility and the Existing Convertible Notes;

•	be effectively subordinated to all of our existing and future secured debt, to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all existing and future debt and other obligations of our subsidiaries.

As of October 30, 2021, pro forma for the notes offered hereby and the entry into the New Credit Agreement (but excluding any borrowings under the New Revolving Credit Facility), the Company would have had $                 billion of unsecured, unsubordinated indebtedness outstanding and no secured indebtedness outstanding.

Optional Redemption

Prior to (i) in the case of the 2032 Notes,                 , 20    (the date that is 3 months before the maturity date of the 2032 Notes) and (ii) in the case of the 2052 Notes,                 , 20     (the date that is 6 months before the maturity date of the 2052 Notes) (the applicable date with respect to each such series of notes, the “Applicable Par Call Date”), we may redeem either series of notes, at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(1)

the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (x) in the case of the 2032 Notes,                 basis points and (y) in the case of the 2052 Notes,                 basis points, and

(2)	100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On or after the Applicable Par Call Date, we may redeem either series of notes, at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the Applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Par Call Date, one with a maturity date preceding the Applicable Par Call Date and one with a maturity date following the Applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Applicable Par Call Date. If there are two or more United States Treasury securities maturing on the Applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Any notice of redemption may be given prior to the redemption thereof, and any such notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other financing or other corporate transaction. If a redemption is subject to satisfaction of one or more conditions precedent, the notice of redemption may be rescinded in the event that any or all of the conditions shall not have been satisfied on or prior to the redemption date. Any notice of redemption may provide that payment of the redemption price and our obligations with respect to the redemption may be performed by another Person. Upon our written request, delivered no fewer than five business days (or such shorter time as may be acceptable to the Trustee) prior to the date such notice of redemption is to be given to each holder of notes, the Trustee shall give the notice of redemption in our name and at our expense.

If money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the notes (or such portions thereof) called for redemption and such notes will cease to be outstanding.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee (or the depositary, as applicable) in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

We will not be required to issue, register the transfer of or exchange the notes of either series during a period beginning at the opening of business 15 days before any delivery of a notice of a redemption for the notes of such series and ending at the close of business on the day of such delivery or register the transfer of or exchange the notes of such series, or portion of the notes, selected for redemption, except the unredeemed portion of the notes of such series being redeemed in part.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes of either series, unless we have exercised our right to redeem the notes of such series as described above or have exercised our option to satisfy and discharge the indenture with respect to the notes of such series as set forth below, holders of notes of such series will have the right to require us to repurchase all or any part in an integral multiple of $1,000 of their notes (provided that no note will be purchased in part if the remaining principal amount of such note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes subject to such offer plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will be required to mail or otherwise deliver a notice to holders of notes subject to such offer describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The notice shall, if mailed or otherwise delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of either series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will only be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The paying agent will promptly deliver to each holder of notes properly tendered the applicable Change of Control Payment for the notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

In addition, the Company’s obligation to repurchase the notes of either series upon a Change of Control Triggering Event may be waived by the holders of not less than a majority of the outstanding notes of such series affected by such waiver.

If holders of not less than 90% in aggregate principal amount of the notes of either series validly tender and do not withdraw such notes in an offer to repurchase the notes of such series in connection with a Change of Control Triggering Event and we purchase all of the notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior written notice to the holders of notes of such series and the Trustee, given not more than 30 days following the Change of Control Payment Date, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future.

The definition of Change of Control includes the occurrence of a direct or indirect sale, transfer, conveyance or other disposition (other than by way of a merger or consolidation) in one or a series of related transactions of “all or substantially all” of the properties or assets of DICK’S Sporting Goods and its Subsidiaries taken as a whole. See “— Certain Definitions — Change of Control.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require DICK’S Sporting Goods to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of DICK’S Sporting Goods and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness of the Company or its Subsidiaries outstanding at such time or otherwise affect the capital structure of the Company or its Subsidiaries or the credit ratings of the notes. Restrictions on our ability to incur liens and merge, consolidate or sell assets are contained in the covenants as described under “—Limitation on Liens” and “—Limitation on Mergers and Sales of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Triggering Event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We may not have sufficient funds to repurchase all the notes upon a Change of Control Triggering Event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our other debt instruments outstanding at such time. Further, a Change of Control may constitute an event of default under one or more of our debt instruments outstanding from time to time. See “Risk Factors—Risks Relating to the notes and the Offering—The Issuer may not have sufficient funds to purchase the notes upon a change of control triggering event.”

Limitations on Liens

The indenture will provide that we will not, and will not permit any Significant Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the notes shall be secured equally and ratably with, or (at the Company’s option) prior to, such secured indebtedness, so long as such indebtedness shall be so secured.

The foregoing limitation shall not apply to indebtedness (1) secured by a pledge of, lien on or security interest in any shares of Voting Stock of any entity at the time it becomes a Significant Subsidiary, (2) of a Subsidiary owed to us or indebtedness of a Subsidiary owed to another Subsidiary, (3) existing on the date of initial issuance of the notes, (4) in a principal amount that, together with all other indebtedness for money borrowed of us and our Subsidiaries similarly secured by liens on shares of Voting Stock pursuant to this clause (4), does not exceed, as of the date of incurrence, issuance, assumption or guarantee, the greater of (a) 15% of Consolidated Net Tangible Assets, calculated at the time such indebtedness is incurred, issued, assumed or guaranteed, and (b) $350,000,000 and (5) incurred for the sole purpose of extending, renewing, replacing or refinancing indebtedness secured by any lien referred to in the foregoing clauses (1) to (4) or any successive extension, renewal, replacement or refinancing of such indebtedness; provided, however, that the principal amount of indebtedness secured by that lien, pledge or security interest shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal, replacement or refinancing, plus any accrued interest, if any, on the indebtedness being extended, renewed, replaced or refinanced, plus amounts necessary to pay any fees and expenses, including premiums relating to such extension, renewal, replacement or refinancing.

Limitations on Mergers and Sales of Assets

The indenture will provide that the Company will not, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not the Company is the surviving Person) or (b) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets owned by the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

•

we shall be the continuing entity, or the resulting, surviving or transferee Person shall be a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and such successor Person (if not us) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of our obligations under the notes and the indenture;

•	immediately after such transaction, no Default or Event of Default exists; and

•

we shall deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the indenture and that all conditions precedent therein provided relating to such transaction have been complied with.

This covenant will not apply to:

•

a merger between us and an affiliate organized under the laws of the United States, any state thereof or the District of Columbia solely for the purpose of reincorporating us in another jurisdiction; or

•	any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among us and our Subsidiaries.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of this covenant, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under the indenture with the same effect as if such successor Person had been named as the Company under the indenture and, except in the case of a lease, the Company shall be automatically released and discharged from all obligations and covenants under the indenture and the notes.

Reports

The indenture will provide that the Company shall file with the Trustee and the Commission, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission. The Company will be deemed to have complied with the obligations described in the immediately previous sentence to the extent that the information, documents and reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure) and posted on the Company’s website or otherwise publicly available.

Delivery of the reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture as to which the Trustee is entitled to rely conclusively on an officers’ certificate. The Trustee shall have no liability or responsibility for the filing, timeliness or content of such reports. The Trustee shall have no duty to review or analyze reports, information or documents to ensure compliance with any provision of the indenture or to ascertain the correctness or otherwise of the information or statements contained therein.

Events of Default

The indenture provides that each of the following will constitute an “Event of Default” with respect to the notes of either series:

(1)	default in the payment of any interest with respect to the notes of such series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)	default in payment of the principal of, or premium, if any, with respect to the notes of such series when due;

(3)

default, for 90 days after receipt of written notice given by the Trustee or the holders of not less than 25% in principal amount of the notes of such series then outstanding under the indenture, in the performance or breach of any covenant in the indenture for the benefit of the holders of the notes of such series (other than a default referred to in clauses (1) and (2) above); and

(4)	certain events of bankruptcy or insolvency involving the Company as provided in the indenture.

If an Event of Default should occur and be continuing with respect to the notes of either series, either the Trustee or the holders of more than 25% of the aggregate principal amount of the notes of such series may declare the notes of such series due and payable. Holders of a majority in aggregate principal amount of the notes of a series then outstanding will be entitled to control certain actions of the Trustee under the indenture and to waive past Defaults with respect to the notes of such series and rescind acceleration and its consequences with respect to the notes of such series; provided that such rescission would not conflict with any judgment of a court of competent jurisdiction. In the case of an Event of Default with respect to the notes of a series resulting from certain events of bankruptcy or insolvency, the principal of, and accrued and unpaid interest on, all outstanding notes of such series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes of such series. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the indenture at the request, order or direction of any of the holders of notes of a series, unless one or more of such holders of notes of such series shall have offered to the Trustee reasonable security or indemnity.

If an Event of Default occurs and is continuing, any sums held or received by the Trustee under the indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to holders of notes.

The right of any holder of notes of either series to institute an action for any remedy (except such holder’s right to enforce payment of the principal of, and premium, if any, and interest on such holder’s note when due) will be subject to certain conditions precedent, including a written notice to the Trustee by such holder of the occurrence of one or more Events of Default, a request to the Trustee by the holders of more than 25% of the aggregate principal amount of the notes of such series then outstanding to take action, an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing, the failure of the Trustee to comply with such request within 90 days after receipt thereof and the offer of security and indemnity and holders of a majority in principal amount of the total outstanding notes of such series have not given the Trustee a direction inconsistent with such request within such 90-day period.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to the notes of a series, and the Trustee, at the expense of the Company, shall execute instruments reasonably requested by the Company acknowledging such satisfaction and discharge of the indenture with respect to the notes of such series, when:

(a)	either:

(i)

all of the notes of such series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or

(ii)

all of the notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year or have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and we have irrevocably deposited or caused to be deposited with the Trustee as funds in trust solely for the benefit of the holders of such notes, cash in U.S. dollars, non-callable U.S. government securities or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be; provided that for any such redemption conducted pursuant to the first paragraph above under “— Optional Redemption,” the amount deposited shall be sufficient for purposes of the indenture to the extent that the amount deposited with the Trustee is calculated as required by such paragraph using the Treasury Rate as of the date of the notice of redemption, with any deficit as of the redemption date (any such amount, the “Make-whole Deficit”) only required to be deposited with the Trustee on or prior to the redemption date. Any Make-whole Deficit will be set forth in an officers’ certificate delivered to the Trustee simultaneously with the deposit of such Make-whole Deficit that confirms that such Make-whole Deficit will be applied toward such redemption;

(b)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any lien securing such borrowing or any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of liens in connection therewith);

(c)	we have paid or caused to be paid all sums payable by us under the indenture with respect to such series of notes; and

(d)	we have delivered irrevocable instructions to the Trustee for such notes to apply the deposited money toward the payment of such notes at maturity or on the redemption date, as the case may be.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding notes of a series (“Legal Defeasance”). Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the notes of such series, and the indenture shall cease to be of further effect as to all outstanding notes of such series except as to:

(a)

rights of holders of outstanding notes of such series, as applicable, to receive payments in respect of the principal of and interest, if any, on such notes, as applicable, when such payments are due solely out of the trust funds referred to below;

(b)

our obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)	the rights, powers, trusts, duties and immunities of the Trustee for the notes of such series under the indenture, and our obligations in connection therewith; and

(d)	the Legal Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to substantially all of the covenants under the indenture, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. In the event Covenant Defeasance occurs, certain Events of Default (not including those described in clause (4) under the heading “Events of Default” above) will no longer constitute an Event of Default with respect to the notes of such series. We may exercise our Legal Defeasance option regardless of whether we have previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes of a series:

(a)

we must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the notes of such series on the stated date for payment thereof or on the maturity date or on the applicable redemption date, as the case may be, and we must specify whether the notes of such series are being defeased to such stated date for payment or to the maturity date or to a particular redemption date; provided that if on the date of the deposit, the interest payable to, but excluding, or any premium payable on, the stated maturity or redemption date cannot be calculated, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the interest payable to, but excluding, or the premium payable on, the stated maturity or the redemption date calculated as of the date of the deposit, with any deficit on the stated maturity or redemption date, as applicable (any such amount, the “Applicable Deficit”), only required to be deposited with the Trustee on or prior to the stated maturity or redemption date, as applicable; provided, further, that any Applicable Deficit shall be set forth in an officers’ certificate delivered to the Trustee simultaneously with the deposit of the Applicable Deficit that confirms that the Applicable Deficit shall be applied to the interest or other amounts payable at the stated maturity or on the redemption date, as applicable;

(b)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel confirming that:

(i)	we have received from, or there has been published by, the Internal Revenue Service (“IRS”) a ruling; or

(ii)	since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders and beneficial owners of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)

in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders and beneficial owners of the notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the grant of any lien securing such borrowing or any similar and simultaneous deposit relating to other indebtedness and, in each case, the granting of liens in connection therewith);

(e)

we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes of such series over our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our creditors; and

(f)

we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or Covenant Defeasance have been complied with.

Modification of the Indenture

The indenture contains provisions permitting us and the Trustee, without the consent of the holders of the notes of either series, to, among other things, issue Additional Notes under the indenture, comply with the terms of the TIA, make changes that are not adverse to the holders of notes of such series and add guarantors with respect to the notes of such series by one or more supplemental indentures and, with the consent of the holders of not less than a majority in aggregate principal amount of the notes of such series at the time outstanding affected by the modification, to modify the indenture or any supplemental indenture or the rights of the holders of the notes of such series provided that no such modification, without the consent of each holder of the notes of such series affected by such modification, will:

•	change the amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes of such series;

•	reduce the principal or change the stated maturity of the notes of such series;

•

waive a continuing Default or Event of Default in the payment of the principal of or interest, if any, on the notes of such series (except a rescission of acceleration of the notes of such series by the holders of at least a majority in principal amount of the notes of such series outstanding and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest, if any, on any notes of such series payable in any currency other than that stated in the notes;

•

make any change to the indenture regarding the waiver of past defaults, the rights of holders of notes of such series to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) and the limitations on amendments and waivers to the indenture; or

•	reduce any premium payable upon the redemption thereof.

We may, but will not be obligated to, set a record date for the purpose of determining the identity of holders of notes of a series entitled to consent to any supplement, amendment or waiver permitted by the indenture or for purposes of determining the holders of notes of such series entitled to join in the giving or making of any notice of default, any declaration of acceleration, any request to institute proceedings or any other similar direction.

Concerning the Trustee

We will be required to file annually with the Trustee a statement of an officer as to the fulfillment of our obligations under the indenture during the preceding year. The Trustee’s current address is 225 W. Station Square Drive, Suite 380, Pittsburgh, Pennsylvania 15219. The Trustee is one of a number of banks with which we maintain ordinary banking relationships.

The TIA limits the rights of the Trustee, if the Trustee becomes a creditor of ours to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. The Trustee is permitted to engage in other transactions with us and our Subsidiaries from time to time. However, if the Trustee acquires any conflicting interest, it must eliminate the conflict upon the occurrence of an Event of Default or resign as trustee.

The holders of a majority in principal amount of the then outstanding notes of a series may direct the time, method and place of conducting any proceeding for exercising any remedy with respect to the notes of such series available to the Trustee.

If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent Person in the conduct of his own affairs.

Certain Definitions

“Affiliated Party” means, with respect to any natural Person, (A) any other Person for which such natural Person (or such natural Person’s estate) has dispositive or voting power with respect to any of the Company’s Voting Stock held by such other Person; (B) any trust the beneficiaries of which consist solely of such natural Person, any Immediate Family Member of such natural Person or any Person described in clause (A); (C) the trustees, legal representatives, beneficiaries or beneficial owners (in each case, solely in such capacity and not in their individual or other capacities) of any such Person referred to in clause (A) or (B); (D) the estates of such natural Person (it being understood, for the avoidance of doubt, that this clause (D) will not include any Person to whom any securities are transferred from any such estate); and (E) the Immediate Family Members of such natural Person.

“Below Investment Grade Rating Event” means the rating on the notes of a series is lowered by both Rating Agencies and the notes of such series are rated below an Investment Grade Rating by both of the Rating Agencies, in each case, on any date from the date of the public notice of the occurrence of a Change of Control or our intention to effect a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies (the “Relevant Period”)); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply either (1) did not reduce the ratings of the notes of such series during the Relevant Period or (2) do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of DICK’S Sporting Goods and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our Subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act, other than the (x) Company or any of its Subsidiaries, (y) any Permitted Person or (z) any employee benefit plan of any such person or any of its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of all of the Company’s Voting Stock; provided, however, that a person shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (A) we become a direct or indirect wholly owned subsidiary of another person and (B) either (i) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such person immediately after giving effect to such transaction or (ii) immediately following such transaction, no person (other than a person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the voting power of all of the Voting Stock of such person.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to the notes of a series.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of the indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Net Tangible Assets” means DICK’S Sporting Goods and its consolidated Subsidiaries’ total assets, less net goodwill and other intangible assets, less total current liabilities, in each case, as reflected on our consolidated balance sheet prepared as at the end of the most recently completed fiscal quarter in respect of which we have filed financial statements with the Commission (or, if we are not required to so file, the most recently completed fiscal quarter in respect we have prepared financial statements). The calculation of Consolidated Net Tangible Assets shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of its consolidated Subsidiaries involving the payment or receipt by the Company or any of its consolidated Subsidiaries, as applicable, of consideration (whether in the form of cash or fair market value (as determined by the Company) of non-cash consideration) in excess of $500,000,000 that has occurred since the applicable balance sheet date.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Immediate Family Member” means, with respect to any specified natural Person, any other natural Person that has any relationship to such specified natural Person by blood, marriage or adoption that is not more remote than first cousin.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.

“Issue Date” means                 , 2022.

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted Person” means (A) any of Edward W. Stack and his Affiliated Parties; and (B) any “group” within the meaning of Section 13(d) of the Exchange Act of which any of the Persons described in clause (A) are members provided that without giving effect to the existence of such group or any other group, any of the Persons described in clause (A), collectively, beneficially own Voting Stock of the Company representing 50% or more of the total voting power of the Voting Stock of the Company then held by such group.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes of a series or fails to make a rating of the notes of a series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date if such note matured on the Applicable Par Call Date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Significant Subsidiary” means any Subsidiary of the Company which had (as of the end of the most recently completed fiscal year in respect of which we have filed financial statements with the Commission (or, if we are not required to so file, the most recently completed fiscal year in respect we have prepared financial statements)) total assets (after intercompany eliminations) exceeding 10% of the total assets of the Company and its Subsidiaries as reflected on our consolidated balance sheet prepared as at the end of a fiscal year in accordance with GAAP which we shall have most recently filed with the Commission (or, if we are not required to so file, as reflected on our most recent consolidated balance sheet prepared as at the end of a fiscal year in accordance with GAAP); provided that a Subsidiary will in no event constitute a Significant Subsidiary if such Subsidiary (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) is organized in any jurisdiction other than under the laws of the United States, any state thereof or the District of Columbia (any such Person described in this clause (b), a “foreign subsidiary”), (c) is a Person all or substantially all of whose assets consist of the Capital Stock of one or more Subsidiaries of the Company which are foreign subsidiaries or (d) a majority of whose Voting Stock is owned directly or indirectly by one or more Subsidiaries of the Company which are foreign subsidiaries.

“Subsidiary” of any specified Person means any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors or managers of such Person (or if such Person is a partnership, the board of directors or other governing body of the general partner of such Person).

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM

The notes of each series initially will be represented by one or more global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC.

The Global Notes

DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes of a series, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes of such series represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes of such series.

Payments of the principal of, premium, if any, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of we, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute.

Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream Participant or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A beneficial interest in a Global Note is exchangeable for certificated securities of the same series if:

•

DTC (i) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (ii) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days;

•	we, at our option, deliver to the trustee an officer’s certificate stating that the Global Note shall be so exchangeable; or

•

an Event of Default with respect to the notes of a series represented by the Global Notes has occurred and is continuing and DTC notifies the Trustee of its decision to exchange the Global Note for certificated securities.

A beneficial interest in a Global Note that can be exchanged as described in the preceding sentence will be exchanged for certificated securities issued of the same series and in authorized denominations in registered form for the same aggregate amount. The certificated securities will be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to an investment in the notes by U.S. Holders and Non-U.S. Holders (each as defined below) who acquire the notes of a series in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold them as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly on a retroactive basis).

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular person or persons subject to special treatment under U.S. federal income tax laws (such as broker dealers, traders in securities that elect to use a mark-to-market method of accounting for tax purposes, financial institutions, insurance companies, tax-exempt entities, grantor trusts, persons who hold notes as part of an integrated, straddle or conversion transaction for U.S. federal income tax purposes, persons subject to the alternative minimum tax, retirement plans, individual retirement accounts or other tax-deferred accounts, U.S. expatriates, controlled foreign corporations, real estate investment trusts, regulated investment companies, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, U.S. Holders having a “functional currency” other than the U.S. dollar, passive foreign investment companies, subchapter S corporations, or persons that are, or hold their notes through, partnerships or other pass-through entities), all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any non-U.S. state or local tax considerations, or any U.S. federal tax considerations other than U.S. federal income tax considerations. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or, except as explicitly described below, any considerations with respect to any withholding required pursuant to Sections 1471 through 1474 of the Code (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith) (collectively, “FATCA”).

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY TAX TREATY, AND ANY CHANGES (OR PROPOSED CHANGES) IN TAX LAWS OR INTERPRETATIONS THEREOF.

A “U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is not a U.S. Holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including for purposes of this paragraph an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a note, the U.S. federal income tax treatment of the partnership and its partners generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding a note and their partners should consult their tax advisors concerning the U.S. federal income and other tax consequences of making an investment in the notes.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under U.S. Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will be disregarded if there is only a remote or incidental chance as of the date the notes are issued that such payments will be made. We believe and intend to take the position that the likelihood that such payments will be made is remote or incidental within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote or incidental is binding on a beneficial owner of the notes unless such beneficial owner discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a beneficial owner of the notes might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a beneficial owner. Prospective beneficial owners should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

It is anticipated, and the following discussion assumes, that the issue price of the notes of a series will be equal to the stated principal amount of such series or, if the issue price is less than the stated principal amount of such series, the difference will be less than a statutorily defined de minimis amount.

U.S. Holders

Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Interest”) and (b) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. Holder paid for the note. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. Holder will have held the note for a period of more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a U.S. corporation. U.S. federal backup withholding generally will apply to such payments if the U.S. Holder is not an exempt recipient and fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “ —FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if the Non-U.S. Holder satisfies the following requirements:

(i)	the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

(ii)

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(iii)

either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a U.S. person and providing its name and address or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner or an intermediate financial institution and provides the applicable withholding agent with a copy thereof; and

(iv)	the applicable withholding agent has no actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If a Non-U.S. Holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below), interest paid on the notes generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided that a Non-U.S. Holder will be required to comply with certain certification procedures in order to avoid withholding in this event). In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a Non-U.S. Holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

If the interest paid or accrued on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty so requires, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, provided that a non-U.S. Holder may be required to comply with certain certification procedures in order to avoid withholding in this event), such payment or accrual will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons. In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder also may be subject to a “branch profits tax” equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If the interest paid or accrued on a note is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, payments of interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the applicable withholding agent with a properly completed IRS Form W-8ECI (or an appropriate substitute or successor form) on which the Non-U.S. Holder certifies that interest on the notes is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—FATCA,” and except with respect to accrued and unpaid interest, which will be treated as described above under “—Interest,” any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition (including a retirement or redemption) of a note generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty so requires, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, provided that a Non-U.S. Holder may be required to comply with certain certification procedures in order to avoid withholding in this event) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

In the case described above in (i), gain or loss recognized on the disposition of such notes will generally be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the Non-U.S. Holder generally will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain United States source capital losses.

Backup Withholding and Information Reporting

A Non-U.S. Holder may be required to provide a properly executed IRS Form W-8 to establish that the Non-U.S. Holder is not a U.S. person, or otherwise establish an exemption, in order to avoid information reporting and backup withholding with respect to the payment of principal and interest on, or the proceeds of the sale or other taxable disposition of, a note. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In addition, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount of any tax withheld, are generally required to be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

FATCA

Under certain circumstances, FATCA imposes a withholding tax of 30% on payments of interest on, and, after December 31, 2018, the gross proceeds from a disposition of, the notes made to certain foreign entities (whether such foreign entities are beneficial owners or intermediaries), unless various information reporting and due diligence requirements are satisfied or an exemption applies. However, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Prospective investors that are, or intend to hold the notes through, foreign entities should consult their own tax advisors regarding the possibility of withholding under FATCA.

UNDERWRITING (CONFLICTS OF INTERESTS)

BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriters	Principal Amount of 2032 Notes	Principal Amount of 2052 Notes
BofA Securities, Inc.
Wells Fargo Securities, LLC

Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased.

We have agreed to indemnify the underwriters and their control persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Discount

The following table shows the underwriting discount to be paid by us in connection with this offering.

Paid By Us
Per 2032 Note	%
Per 2052 Note	%

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of         % of the principal amount of the 2032 Notes and not in excess of         % of the principal amount of the 2052 Notes. Any underwriter may allow, and any such dealer may allow, a concession not in excess of         % of the principal amount of the 2032 Notes and not in excess of         % of the principal amount of the 2052 Notes, to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us.

New Issue of Notes

The notes of such series are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about         , 2022, which will be the                 business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market.

Neither we, the Trustee nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we, the Trustee nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under the Existing Credit Facility or may be under the New Revolving Credit Facility. In addition, if any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain underwriters and their affiliates may receive at least 5% of the net offering proceeds in connection with possible future repayment of a portion of our Existing Convertible Notes. See “Use of Proceeds.” Such underwriters would be deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Therefore, this offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in FINRA Rule 5121.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has been or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation, or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations, and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for DICK’S Sporting Goods by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements of DICK’S Sporting Goods, Inc. as of January 30, 2021 and February 1, 2020, and for each of the three years in the period ended January 30, 2021, incorporated by reference in this prospectus supplement, and the effectiveness of DICK’S Sporting Goods, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents we file with the SEC, including any of the documents filed with the SEC and incorporated herein by reference, by going to our website at investors.dicks.com or by contacting our Investor Relations department at our office address listed above following our filing of any of these reports with the SEC. The information provided on, or accessible through, our internet website, other than copies of the documents listed below that have been filed with the SEC, is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Statements contained in this prospectus supplement, or in any document incorporated by reference into this prospectus supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement documents that we file with the SEC including certain information required to be included in this prospectus supplement. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents and information filed with the SEC listed below:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2021;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 1, 2021, July 31, 2021 and October 30, 2021;

•

the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021; and

•

our Current Reports on Form 8-K  filed on May 26, 2021 (except, in any case, the portions and exhibits furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise), June  14, 2021, August  19, 2021, August 25, 2021 (except, in any case, the portions and exhibits furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise), November 23, 2021 (except, in any case, the portions and exhibits furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise) and December 17, 2021.

Notwithstanding the foregoing, information furnished by us on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this prospectus supplement.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and before we have terminated the offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

PROSPECTUS

DICK’S Sporting Goods, Inc.

Debt Securities

DICK’S Sporting Goods, Inc. may offer to sell the debt securities in any combination from time to time in one or more offerings and in one or more classes or series. We will provide the specific terms of the debt securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in the debt securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors referred to on page 7 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference or deemed incorporated by reference in this prospectus that we file with the U.S. Securities and Exchange Commission (the “SEC”) and any applicable prospectus supplement before you invest in our debt securities.

Neither the SEC nor any state securities commission has approved or disapproved of these debt securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2022

Unless the context requires otherwise, references to “the Company,” “we,” “us,” “our” or similar terms are to DICK’S Sporting Goods, Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars.

This prospectus, any applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For investors outside of the United States, neither we nor any selling securityholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or distribution of this prospectus outside of the United States.

-i-

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed on Form S-3 with the SEC under a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell debt securities in one or more offerings.

Each time we offer and sell debt securities, we will provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. Any applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such applicable prospectus supplement or free writing prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information, and we are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of debt securities. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information that we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offerings of all of the debt securities to which this prospectus relates:

•	our Annual Report on Form 10-K for the fiscal year ended January 30, 2021;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 1, 2021, July 31, 2021 and October 30, 2021;

•

the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021; and

•

our Current Reports on Form 8-K  filed on May 26, 2021 (except, in any case, the portions and exhibits furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise), June  14, 2021, August  19, 2021, August 25, 2021 (except, in any case, the portions and exhibits furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise), November 23, 2021 (except, in any case, the portions and exhibits furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise), and December 17, 2021.

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

345 Court Street

Coraopolis, PA 15108

(724) 273-3400

Attn: Investor Relations

Certain of our SEC filings, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to them, can be viewed and printed from the investor relations section of our website at https://investors.dicks.com/investors/default.aspx free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this document or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. These statements can be identified as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe”, “anticipate”, “expect”, “estimate”, “predict”, “intend”, “plan”, “project”, “goal”, “will”, “will be”, “will continue”, “will result”, “could”, “may”, “might” or any variations of such words or other words with similar meanings. Forward-looking statements address, among other things, the impact to consumer demand and our supply chain due to the pandemic caused by the coronavirus and its variants (“COVID-19”), including inflationary impacts, changes to consumer demand and store traffic and supply chain disruptions; investments to enhance the athlete experience, to improve our eCommerce fulfillment capabilities, and to implement technology solutions supporting the athlete experience and our teammates’ productivity; the continued improvements to the functionality and performance of our own eCommerce platform; plans to invest in our vertical brands with improved space in-store, increased marketing, and expansion into additional product categories; anticipated COVID-19 safety costs for the year; plans to leverage our real estate portfolio to capitalize on future opportunities in the near and intermediate term as our existing leases come up for renewal; the impact of the issuance of the Notes, entering into the bond hedge and warrant transactions, and our intention to repay the principal outstanding amounts of our convertible senior notes using excess cash, free cash flow and borrowings on our credit facility; projections of our future profitability; projected capital expenditures; anticipated store openings, relocations, and closings; plans to return capital to stockholders through dividends and share repurchases; and our future results of operations and financial condition.

The following factors, among others, in some cases have affected, and in the future, could affect our financial performance and actual results, and could cause actual results for fiscal 2021 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this document or otherwise made by our management:

•

The impact of the duration and scope of the COVID-19 pandemic on our business, operations and financial results, including the potential impact due to disruptions in our or our vendors’ supply chains and due to restrictions imposed by federal, state, and local governments in response to increases in the number of COVID-19 cases in areas in which we operate;

•

The impact an economic downturn, inflationary pressures, and supply chain constraints resulting from the COVID-19 pandemic might have on our business and consumer demand for our products, and the effectiveness of stimulus payments and other measures to mitigate the impact of the COVID-19 pandemic might have on business and consumer spending;

•

The dependence of our business on consumer discretionary spending, the impact of a decrease in discretionary spending due to inflation or otherwise on our business, and our ability to predict or effectively react to changes in consumer demand or shopping patterns, including the short-term and long-term impact due to the COVID-19 pandemic;

•	Intense competition in the sporting goods industry and in retail, including competition for talent and the level of competitive promotional activity;

•

Increasing product costs, which could be caused by numerous reasons including foreign trade issues, currency exchange rate fluctuations, increasing prices for materials due to inflation or other reasons, supply chain delays and constraints, or foreign political instability;

•	Store closures due to the COVID-19 pandemic or civil disturbances;

•	Lawsuits or other claims arising from our response to the COVID-19 pandemic;

•	Disruptions to our eCommerce platform, including interruptions, delays or downtime caused by high volumes of users or transactions; deficiencies in design or implementation; or platform enhancements;

•	Vendors continuing to sell or increasingly selling their products directly to customers or through broadened or alternative distribution channels;

•	Negative reactions from our customers or vendors regarding changes to our policies or advocacy efforts related to the sale of firearms and accessories;

•

That our strategic plans and initiatives may initially result in a negative impact on our financial results, or that such plans and initiatives may not achieve the desired results within the anticipated time frame or at all;

•	The potential impact of an increase to corporate tax rates;

•

Lack of available retail store sites on terms acceptable to us, our ability to leverage the flexibility within our existing real estate portfolio to capitalize on future real estate opportunities over the near and intermediate term as our leases come up for renewal, and other costs and risks relating to a brick and mortar retail store model;

•	Unauthorized disclosure of sensitive or confidential customer information;

•	Risks associated with our vertical brand offerings, including product liability and product recalls, specialty concept stores, and GameChanger;

•	Disruptions or other problems with our information systems;

•	Risks and costs relating to changing laws and regulations affecting our business, including consumer products, firearms and ammunition, tax, foreign trade, labor, data protection and privacy;

•	Litigation risks for which we may not have sufficient insurance or other coverage;

•	Our ability to secure and protect our trademarks and other intellectual property and defend claims of intellectual property infringement;

•	Our ability to protect the reputation of our Company and our brands;

•	Our ability to attract, train, engage and retain qualified leaders and associates due to current labor challenges or otherwise or the loss of Edward Stack or Lauren Hobart as executive officers;

•	Wage increases, which could adversely affect our financial results;

•	Disruption at our supply chain facilities or customer support center;

•	Disruption or cancellation of organized youth and adult sports programs as a result of the COVID-19 pandemic;

•

Poor performance of professional sports teams, professional team lockouts or strikes, retirement, serious injury or scandal involving key athletes, and disruptions to or cancellations of sports leagues and major sporting events due to the COVID-19 pandemic or otherwise;

•	Weather-related disruptions and the seasonality of our business, as well as the current geographic concentration of DICK’S Sporting Goods stores;

•	Our pursuit of strategic investments or acquisitions, including the timing and costs of such investments and acquisitions;

•	We are controlled by our Executive Chairman and his relatives, whose interests may differ from those of our other stockholders;

•	Risks related to our indebtedness, including our convertible senior notes and the related bond hedge and warrant transactions;

•	Our current anti-takeover provisions, which could prevent or delay a change in control of the Company; and

•	The issuance of special or quarterly cash dividends and our repurchase activity, if any, pursuant to our share repurchase programs.

For additional information on these and other risk factors, see the risk factors set forth in the Company’s filings with the SEC, including our Annual Report on Form 10-K for the year ended January 30, 2021, filed on March 24, 2021 and our Quarterly Report on Form 10-Q for the quarter ended October 30, 2021, filed on November 23, 2021, and other reports or filings filed by us with the SEC. In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of risk factors, may cause results to differ materially from those contained in any forward-looking statement. The forward-looking statements included in this document are made as of the date hereof. We do not assume any obligation and do not intend to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise except as may be required by securities laws.

THE COMPANY

DICK’S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories.

Our executive office is located at 345 Court Street, Coraopolis, Pennsylvania 15108 and our phone number is (724) 273-3400. Our common stock is traded on the New York Stock Exchange under the symbol “DKS.”

RISK FACTORS

Investment in any debt securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered debt securities.

See also “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the debt securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The description of our debt securities will be provided in a prospectus supplement. Each time we offer debt securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the debt securities offered will be contained in the applicable prospectus supplement and other offering materials relating to such offering or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any offered debt securities will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz. Any underwriters will be represented by their own legal counsel.

EXPERTS

The financial statements of DICK’S Sporting Goods, Inc. as of January 30, 2021 and February 1, 2020, and for each of the three years in the period ended January 30, 2021, incorporated by reference in this prospectus, and the effectiveness of DICK’S Sporting Goods Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

$

DICK’S Sporting Goods, Inc.

        % Notes due 2032

        % Notes due 2052

PROSPECTUS SUPPLEMENT

BofA Securities

Wells Fargo Securities

            , 2022